Exhibit 2.1

PROTOCOL AND JUSTIFICATION OF STOCK SWAP MERGER OF

COMPANHIA DE BEBIDAS DAS AMÉRICAS – AMBEV WITH AMBEV S.A.

BETWEEN THE MANAGEMENT OF

COMPANHIA DE BEBIDAS DAS AMÉRICAS - AMBEV

AND

THE MEMBERS OF THE BOARD OF DIRECTORS OF

AMBEV S.A.

DATED MAY 10, 2013

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By this private instrument:

Management of COMPANHIA DE BEBIDAS DAS AMÉRICAS - AMBEV, a company with headquarters in the City of São Paulo, State of São Paulo, at Rua Dr. Renato Paes de Barros, 1017, 4th floor (part), suites 41 and 42, Itaim Bibi, enrolled with the Registry of Commerce under NIRE 35.300.157.770 and enrolled with the Brazilian National Taxpayer’s Registry under CNPJ No. 02.808.708/0001-07 (“Companhia de Bebidas”); and

The members of the Board of Directors of AMBEV S.A., a company with headquarters in the City of São Paulo, State of São Paulo, at Rua Dr. Renato Paes de Barros, 1017, 3rd floor, Itaim Bibi, enrolled with the Registry of Commerce under NIRE 35.300.368.941, and enrolled with the Brazilian National Taxpayer’s Registry under CNPJ No. 07.526.557/0001-00 (“Ambev” and, together with Companhia de Bebidas, the “Companies”);

HEREBY agree to enter into, in accordance with sections 224, 225 and 252 of Law No. 6,404/76, this Protocol and Justification of Stock Swap Merger (as defined below) of Companhia de Bebidas with Ambev, which shall be submitted for approval by their respective shareholders at Extraordinary General Shareholders’ Meetings, pursuant to the terms and conditions set forth below (the “Protocol and Justification”):

1. Reasons for or objectives of the transaction and interest of the Companies in its implementation.

1.1. The Stock Swap Merger is part of a corporate reorganization disclosed by Companhia de Bebidas through a material fact notice dated December 7, 2012, the overall objective of which is to convert Companhia de Bebidas’s dual-class share structure, comprised of common and preferred shares, into a single-class share structure comprised exclusively of voting common shares, by means of a merger into the asset base of Ambev, a company controlled by Interbrew International B.V (“IIBV”), a subsidiary of Anheuser-Busch InBev S.A./N.V. (“ABI”), of all shares issued by Companhia de Bebidas and not held by Ambev (the “Stock Swap Merger”);

1.2. It is believed that the Stock Swap Merger will be advantageous to the shareholders of Companhia de Bebidas, to the extent that it will simplify the corporate structure and improve the corporate governance, as well as increase share trading liquidity and flexibility for its capital structure management.

1.3. It is intended that the Ambev shares to be received by the shareholders of Companhia de Bebidas be tradeable on the traditional listing segment of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (the “BM&FBOVESPA”), once Ambev is registered as an issuer of securities in the “A” category, as provided under Instruction No. 480, dated December 7, 2009 of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the “CVM”) (the “Publicly Held Company Registration”), and obtains listing authorization for trading on the traditional listing segment of that stock exchange (the “Listing Authorization”), both of which are already under analysis by the CVM and BM&FBOVESPA, respectively. Additionally, it is intended that the American Depositary Receipts (“ADRs”) representing the new Ambev common shares that are to be received by holders of Companhia de Bebidas’s ADRs be tradeable on the New York Stock Exchange (the “NYSE”), as soon as the proper registrations with the U.S. Securities and Exchange Commission and NYSE are obtained.

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2. Basis of the Stock Swap Merger

2.1. At the time of the Stock Swap Merger, Ambev will have as part of its asset base an amount of Companhia de Bebidas shares equal to a 1.1% stake in the preferred shares of this company, which shall be increased by all the Companhia de Bebidas shares that are currently held by IIBV and AmBrew S.A (“Ambrew”), the latter of which is also a subsidiary of ABI, and that shall be contributed by IIBV and Ambrew to the capital stock of Ambev as a preliminary step to the Stock Swap Merger, as well as cash and other assets and liabilities that are almost equivalent to each other and that, therefore, will not impact the exchange ratio adopted for the Stock Swap Merger.

2.2. By virtue of the Stock Swap Merger, each holder of a common or preferred share issued by Companhia de Bebidas, or ADRs representing Companhia de Bebidas common or preferred shares, will have the right to receive five common shares of Ambev or five ADRs of Ambev, respectively. Consequently, and assuming that no appraisal rights are exercised by the common shareholders of Companhia de Bebidas, after the Stock Swap Merger the current shareholders of Companhia de Bebidas (whether ABI, Fundação Antonio e Helena Zerrenner Instituição Nacional de Beneficência or the other shareholders of Companhia de Bebidas) will be holders of Ambev shares in the same proportion as the shares of Companhia de Bebidas held by them before the transaction.

2.3. The common shares of Ambev, to be issued to the shareholders of Companhia de Bebidas in exchange for the common and preferred shares of Companhia de Bebidas currently held by them, will provide the same rights of the Ambev shares then outstanding, and will be entitled to all benefits, including dividends and other shareholder distributions, that may be declared by Ambev.

2.4. Since, as a result of the Stock Swap Merger, the holders of preferred shares issued by Companhia de Bebidas will receive, in exchange for such shares, common shares issued by Ambev, they will lose the following rights that are enjoyed by those preferred shareholders under the By-laws of Companhia de Bebidas: (i) priority in capital reimbursement upon a liquidation of Companhia de Bebidas; and (ii) right to receive dividends, in cash, that are 10% greater than those payable to the common shares. On the other hand, the holders of preferred shares issued by Companhia de Bebidas will receive common shares issued by Ambev providing for the following rights: (i) each common share is entitled to one vote at Ambev’s shareholders’ meetings; (ii) mandatory dividends equal to 40% of the adjusted net profit of the fiscal year, which will, therefore, be greater than the mandatory dividend of 35% of the adjusted net profit of the fiscal year, currently provided under the By-laws of Companhia de Bebidas; and (iii) tag along right equivalent to 80% of the acquisition price paid to the controlling shareholders, in the event of a sale of the control of Ambev, as provided in section 254-A of Law No. 6,404/76.

2.5. Companhia de Bebidas does not hold any shares issued by Ambev.

2.6. Based on the decision issued by the CVM at an en banc meeting of the CVM (in a plenary session) held on April 2, 2013, Ambev S.A. was excused from preparing the valuation report required by section 264 of Law No. 6,404/76.

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3. Criteria for the appraisal of Companhia de Bebidas’ shares, appraiser, the treatment of equity variations and appraisal rights.

3.1. Companhia de Bebidas’ shares will be merged with Ambev according to their economic value (valor econômico) as calculated pursuant to their average stock exchange trading price during a period ending on April 26, 2013 (“Reference Date”).

3.2. The management of Ambev appointed Apsis Consultoria Empresarial Ltda., enrolled with the Brazilian National Taxpayer’s Registry under CNPJ No. 27.281.922/0001-70, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua da Assembleia, 35, 12th floor, Centro (the “Specialized Firm”) to prepare a valuation report of the Companhia de Bebidas’s shares to be merged into the asset base of Ambev at their economic value (valor econômico) as calculated pursuant to their average stock exchange trading price (the “Valuation Report”). Such appointment is to be confirmed by the Shareholders’ Meeting of Ambev, as provided in section 252, paragraph 1 of Law No. 6,404/76.

3.3. The Valuation Report is attached hereto as Schedule I, and the amounts set forth therein are subject to the analysis and approval of Ambev’s shareholders, as provided under applicable law.

3.4. The equity variations of Companhia de Bebidas from the Reference Date to the date on which the Stock Swap Merger is consummated shall be borne solely by Companhia de Bebidas and reflected on Ambev’s financial statement through application of the equity method of accounting.

3.5. The Specialized Firm declared that (i) there is no conflict of interest, actual or potential, with shareholders of Companhia de Bebidas or of Ambev or with regards to the Stock Swap Merger itself; and (ii) the shareholders or managers of Companhia de Bebidas or of Ambev have not directed, limited, prevented or performed any acts that compromised or may have compromised the access to, use or knowledge of information, assets, documents or work methodology relevant to the quality of the Specialized Firm’s conclusions.

3.6. As provided under paragraph 2 of section 252 and paragraph 2 of section 137 of Law No. 6,404/76, appraisal rights will be extended exclusively to holders of common shares of Companhia de Bebidas who dissent from, or abstain from voting on, the resolution relating to the Stock Swap Merger, or who fail to attend the relevant Extraordinary General Shareholders’ Meeting, and who specifically express their intention to exercise such right within 30 days of the date of publication of the minutes of the Extraordinary General Shareholders’ Meeting of Companhia de Bebidas that approves the Stock Swap Merger. Payment of the respective appraisal rights reimbursement amount will be subject to consummation of the Stock Swap Merger, as provided in section 230 of Law No. 6,404/76. Such payment will be made by Companhia de Bebidas on a future date to be informed. Such payment will only be made in respect of Companhia de Bebidas shares demonstrably held by shareholders from December 7, 2012 until the actual date of shareholders’ exercise of their respective appraisal right, pursuant to section 137 of Brazilian Law No. 6,404/76. The appraisal rights reimbursement amount will be R$9.231 per Ambev common share, calculated based on their book value, as determined pursuant to the financial statements of Companhia de Bebidas for the fiscal year ended December 31, 2012, notwithstanding the fact that shareholders are entitled to request the preparation of a more recent balance sheet (balanço especial) for purposes of calculating their appraisal rights reimbursement amount.

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4. Issuance price of the Ambev shares. Composition of the capital stock of Ambev after the Stock Swap Merger.

4.1. For purposes of Ambev’s capital increase resulting from the Stock Swap Merger, the total issuance price of the Companhia de Bebidas shares to be merged into the asset base of Ambev will be their economic value (valor econômico) calculated based on their average stock exchange trading price during a period ending on the Reference Date.

4.2. Of the total amount of the issuance price of the Ambev shares, an amount equivalent to R$48,520,868,561.82, corresponding to R$8.1314872 per common shares issued by Ambev will be allocated to the capital stock of Ambev, and the remaining amount of R$48,520,868,561.82 will be allocated to a capital reserve. Ambev will issue 5,967,034,980 new book-entry common shares, with no par value, and, therefore, its capital stock will be divided into 15,659,382,775 common shares. Such number of shares shall be adjusted for additional issuances of shares of Companhia de Bebidas before the Stock Swap Merger, if any, with a resulting change to its net equity. As a result of the Stock Swap Merger, all of the shares issued by Companhia de Bebidas will be held by Ambev, and Companhia de Bebidas will become a wholly owned subsidiary of Ambev.

4.3. The new Ambev shares to be issued in connection with the Stock Swap Merger will be subscribed by the managers of Companhia de Bebidas, on behalf of its shareholders, pursuant to section 252, paragraph 2 of Law No. 6,404/76, and paid in by means of the merger of the outstanding shares issued by Companhia de Bebidas into Ambev’s asset base.

4.4. The caput of section 5 of the By-laws of Ambev will be modified in order to reflect the capital increase, as a result of the issuance of new shares in connection with the approval of the Stock Swap Merger.

4.5. Ambev’s By-laws will be substantially identical to the By-laws of Companhia de Bebidas, except with respect to (i) the mandatory dividend, which will be increased from 35% to 40% of the adjusted net profits of the fiscal year, (ii) any necessary amendments associated with having a single-class share structure, as well as any other amendments that may be required by the CVM or BM&FBOVESPA, and (iii) the board of directors, which shall be comprised of two independent members. The election of the board of directors of Ambev, including its two independent members, will occur at a shareholders’ meeting to be called as soon as possible after the consummation of the Stock Swap Merger.

4.6. If the Stock Swap Merger is approved, the caput of section 5 of the By-laws of Companhia de Bebidas shall also be amended to reflect the cancellation of all the shares issued by Companhia de Bebidas and held in treasury on the date of the Extraordinary General Shareholders’ Meeting, without reducing the capital stock value of Companhia de Bebidas.

5. Actions Relating to the Stock Swap Merger.

5.1. Before the execution of this Protocol and Justification, the following corporate actions were performed:

(a)	a Board of Directors’ meeting of Companhia de Bebidas and Ambev, was held on May 10, 2013, which approved, among other related matters, this Protocol and Justification and the Stock Swap Merger; and

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(b)	a Fiscal Council Meeting of Companhia de Bebidas, was held on May 10, 2013, which expressed a favorable opinion of the proposed Stock Swap Merger.

5.2. The consummation of the Stock Swap Merger depends on the performance of the following acts:

(a)	holding an Extraordinary General Shareholders’ Meeting of Companhia de Bebidas to approve the Protocol and Justification and the Stock Swap Merger, as well as to authorize the subscription, by the managers of Companhia de Bebidas, of the new common shares to be issued by Ambev; and

(b)	holding an Extraordinary General Shareholders’ Meeting of Ambev to (i) approve this Protocol and Justification and authorize the capital increase, to be subscribed and paid in by the managers of Companhia de Bebidas, as a result of the Stock Swap Merger; (ii) confirm the appointment of the Specialized Firm; (iii) approve the Stock Swap Merger as well as the Valuation Report; (iv) approve the assumption by Ambev of non-exercised stock options granted by Companhia de Bebidas under the Stock Option Plan of Companhia de Bebidas; and (v) authorize Ambev’s management to execute all agreements and instruments, and perform all other acts necessary for the consummation of the Stock Swap Merger.

6. General Provisions.

6.1. Approval of the Stock Swap Merger by the Managers of Companhia de Bebidas. This Protocol and Justification is executed by the Officers of Companhia de Bebidas and only Messrs. Álvaro Antonio Cardoso de Souza and Vicente Falconi Campos, as Directors of Companhia de Bebidas, due to a potential conflict of interest that may exist, at least in theory, between Companhia de Bebidas and the other following members of its Board of Directors: Messrs. Victorio Carlos De Marchi, Carlos Alves de Brito, Marcel Herrmann Telles, Roberto Moses Thompson Motta, José Heitor Attílio Gracioso, Luis Felipe Pedreira Dutra Leite, Luiz Fernando Ziegler de Saint Edmond and Paulo Alberto Lemann.

6.2. Approval of the Stock Swap Merger by the Managers of Ambev. Due to a potential conflict of interest that may exist, at least in theory, between the Officers of Ambev and Companhia de Bebidas, this Protocol and Justification is executed by the members of the Board of Directors of Ambev, on behalf of this company.

6.3. Stock Option Plan. The Extraordinary General Shareholders’ Meeting of Ambev that will deliberate on the Stock Swap Merger will also deliberate on the assumption, by Ambev, of the non-exercised stock options granted under the Stock Option Plan of Companhia de Bebidas, approved at the Extraordinary General Shareholders’ Meeting held on September 14, 2000, as amended at the Extraordinary General Shareholders’ Meetings held on April 20, 2006, April 27, 2007 and April 28, 2010. At the same Extraordinary General Shareholders’ Meeting of Ambev, a Stock Option Plan for Ambev will be approved, which shall have the same terms as the Stock Option Plan of Companhia de Bebidas currently in effect.

6.4. Cancellation of Shares held in Treasury. It is proposed that the shares of Companhia de Bebidas held in treasury be cancelled on the date of the Stock Swap Merger.

6.5. Consultants of Companhia de Bebidas. Rothschild and Banco Itaú BBA were hired to advise Companhia de Bebidas on the Stock Swap Merger.

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6.6. Registration of Companhia de Bebidas as a Publicly-Held Company. The registration of Companhia de Bebidas as a publicly held company will be maintained after the Stock Swap Merger until further resolution by its then controlling shareholder, Ambev. The shares issued by Companhia de Bebidas shall be delisted from the traditional segment of the BM&FBOVESPA as soon as Ambev obtains its Publicly-Held Company Registration and its Listing Authorization.

6.7. No Succession. The Stock Swap Merger will not cause Ambev to succeed to any properties, rights, assets, obligations or responsibilities of Companhia de Bebidas, which shall maintain its separate legal status.

6.8. Amendment. This Protocol and Justification shall not be amended unless pursuant to an appropriate written instrument.

6.9. Other Documents. All documents referred to in this Protocol and Justification will be available, as of the date hereof, to the Companies’ shareholders at the headquarters of the Companies and on the Investor Relations website of Companhia de Bebidas (www.ambev-ir.com), as well as on the websites of the CVM and BM&FBOVESPA.

6.10. Venue. The courts of the Judicial District of the Capital of the State of São Paulo are hereby elected to settle all disputes arising herefrom, to the exclusion of any other, however privileged it is or may be.

IN WITNESS WHEREOF, the parties execute this Protocol and Justification in six counterparts of identical content and form, with same effect, in the presence of the two witnesses identified below.

São Paulo, May 10, 2013

[signature page of the Protocol and Justification of Merger of Shares of Companhia de Bebidas das Américas – Ambev with Ambev S.A., executed on May 10, 2013]

Management of Companhia de Bebidas das Américas – Ambev:

/s/Álvaro Antonio Cardoso de Souza	/s/Vicente Falconi Campos
Director	Director

/s/João Maurício Giffoni de Castro Neves

Chief Executive Officer

/s/Nelson José Jamel	/s/Pedro de Abreu Mariani
Chief Financial and Investor Relations Officer	General Counsel

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[continuation of the signature page of the Protocol and Justification of Merger of Shares of Companhia de Bebidas das Américas – Ambev with Ambev S.A., executed on May 10, 2013]

/s/Alexandre Médicis da Silveira	/s/Marcel Martins Régis
Sales Executive Officer	Soft Drinks Executive Officer

/s/Márcio Fróes Torres	/s/Milton Seligman
Industrial Executive Officer	Corporate Affairs Executive Officer

/s/Sandro de Oliveira Bassili	/s/Vinícius Guimarães Barbosa
People and Management Executive Officer	Logistics Executive Officer

/s/Jorge Pedro Victor Mastroizzi	/s/Ricardo Rittes de Oliveira Silva
Marketing Executive Officer	Shared Services and Information Technology Executive Officer

Members of the Board of Directors of Ambev S.A.:

/s/Jean-Louis Julien Van de Perre	/s/Isabela Gerjoi Bezerra de Souza
Director	Director

/s/Ann Malcy Christine Randon
Director

Witnesses:

1. /s/ Flávio Gonçalves Pontes Sodré	2. /s/ Carolina de S.A. Santos Pecorari
Name: Flávio Gonçalves Pontes Sodré	Name: Carolina de S.A. Santos Pecorari
RG: 08964001-23 SSP/BA	RG: 26.462.196-7 SSP/SP
CPF: 822.777.615-91	CPF: 317.235.778-39

Additional Information and Where to Find Them:

This document is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell any shares or other securities of Ambev or Companhia de Bebidas nor a solicitation of any proxy, vote or approval. The proposed Stock Swap Merger of Ambev with Companhia de Bebidas described in this document will be submitted to a vote of the shareholders of those companies at separate shareholders’ meetings of each of them.

The distribution of new common shares (including in the form of American Depositary Shares (“ADSs”)) of Ambev to holders of Companhia de Bebidas’ shares and ADSs will be made only pursuant to an effective registration statement that Ambev intends to file with the U.S. Securities and Exchange Commission (the “Commission”). In connection with the Stock Swap Merger, Ambev plans to file with the Commission (i) one or more registration statements on Form F-4 containing a prospectus that will be mailed to holders of ADSs of Companhia de Bebidas and (ii) other documents regarding the proposed Stock Swap Merger. Investors and security holders of Companhia de Bebidas are urged to carefully read these materials and the definitive versions thereof, as well as any other relevant documents filed with the Commission as they become available because they will contain important information about Ambev, Companhia de Bebidas and the proposed Stock Swap Merger. Investors and security holders will be able to obtain the documents filed with the Commission regarding the proposed Stock Swap Merger, when available, free of charge on the Commission’s website at www.sec.gov or from Companhia de Bebidas.

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Schedule I

Appraisal Report

Appraisal Report SP-0050/13-02 COMPANHIA DE BEBIDAS DAS AMÉRICAS – AMBEV

REPORT:	SP-0050/13-02

BASE DATE:	April 26, 2013.

APPLICANT:	AMBEV S.A., a corporation, with head office located at Rua Dr. Renato Paes de Barros, nº 1017, 3º Andar, Itaim Bibi, in the City of São Paulo, State of São Paulo, registered with the Brazilian Taxpayer Registry (CNPJ) under No. 07.526.557/0001-00, hereinafter called Company.

OBJECT:	Common and preferred shares issued by COMPANHIA DE BEBIDAS DAS AMÉRICAS - AMBEV, a publicly-held corporation, with head office located at Rua Dr. Renato Paes de Barros, nº 1017, 4º andar, Itaim Bibi, in the City of São Paulo, State of São Paulo, registered with the Brazilian Taxpayer Registry (CNPJ) under No. 02.808.708/0001-07, hereinafter called AMBEV;

PURPOSE:	Determine the value of AMBEV´s common and preferred shares, traded, respectively, under codes AMBV3 and AMBV4 in BM&F Bovespa S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBovespa”), for purposes to support the capital increase within the scope of the proposed stock swap merger, in compliance with Articles 8 and 252 of the Law No. 6,404/76 (“Brazilian Corporation Law”).

Report SP-0050/13-02	1

EXECUTIVE SUMMARY

APSIS was appointed by the Company to determine the economic value (valor econômico) based on the market value of AMBEV´s shares, by applying the Market Approach (stock quote), for the purpose of supporting the Company´s capital increase, resulting from the corporate restructuring indicated in the Material Fact dated 12/07/2012, in compliance with the Brazilian Corporation Law.

As mentioned above, AMBEV disclosed, on December 7th, 2012, Material Fact (Attachment 1) concerning a proposal for corporate restructuring in order to migrate from the current share structure, with two classes of shares (common and preferred shares), to a single class structure of common shares.

The corporate restructuring proposal shall consist of the merger, by the Company, an entity controlled by Interbrew International B.V. (“IIBV”), subsidiary of Anheuser-Busch InBev S.A./N.V.(“ABI”), of all shares issued by AMBEV that are not held by the Company, on the date of the general shareholders meeting that addresses the subject-matter (“Stock Swap Merger”).

Such Stock Swap Merger will result in the delivery to AMBEV´s shareholders, holders of common or preferred shares, of common shares issued by the Company.

For purposes of the Stock Swap Merger, equal value will be ascribed to each common and preferred share of AMBEV.

The corporate restructuring will contain the preliminary steps towards the Stock Swap Merger, including the contribution to the Company’s capital stock of the totality of AMBEV´s shares indirectly owned by ABI, held through IIBV and AmBrew S.A. (“AmBrew”), which is also a subsidiary of ABI.

Once the procedures for the transfer of AMBEV’s operations to the Company are concluded, it is expected that AMBEV, which after the Stock Swap Merger will become wholly owned subsidiary of the Company, will be merged into the Company, along with other AMBEV’s subsidiaries, in order to simplify the corporate structure of the group.

The following diagrams indicate the steps towards the corporate restructuring proposal:1

Report SP-0050/13-02	2

To this end, APSIS was appointed to prepare the valuation report, at economic value (valor econômico) based on the market value, of the shares issued by AMBEV, in order to support the capital increase within the scope of the Stock Swap Merger.

FINAL VALUE FOUND

Initially, the value of each common and preferred share issued by AMBEV were appraised based on the share quoted prices within the period as of 03/15/2013 up to 04/26/2013. Then, the total of each share class was multiplied by the average of their respective quoted prices, obtaining the total value of AMBEV shares, disregarding the shares held in treasury. Then such value was divided by the total shares issued by AMBEV, except for the shares held in treasury, and as a result we concluded that the value of each common or preferred share is R$ 81.314872, as shown in the following table:

PERIOD OF ANALYSIS: 03/15/2013 - 04/26/2013
Shares	AMBV3	AMBV4	Total
Total number of shares	1,757,986,238	1,374,440,294	3,132,426,532
Total number of shares, excluding shares held in treasury	1,757,503,251	1,374,373,304	3,131,876,555
Average share price - R$	80.74	82.05
Value of shares - R$ ’000	141,900,812	112,767,330	254,668,142
Price per Share - R$			81.314872

On April 26th, 2013, AMBEV´s capital stock was divided into 3,132,427 thousand shares, including the shares held in treasury, of which 1,669,193 thousand are held by IIBV, and 254,301 thousand are held by Ambrew, 14,975 thousand are held by the Company, and the remaining shares are held by minority shareholders and Fundação Antonio e Helena Zerrener Instituição Nacional de Beneficiência (“FAHZ”).

Report SP-0050/13-02	3

Following, we proceeded to the appraisal of 1,193,406,996 shares issued by AMBEV and held by the minority shareholder and FAHZ, which will be contributed to the Company’s capital stock as a result of the Stock Swap Merger, and concluded that the total value of these shares is of, at least, R$ 97,041,737,123.64, as shown below:

PERIOD OF ANALYSIS: 03/15/2013 - 04/26/2013
Shares	AMBV3	AMBV4	Total
Shares to be contributed	455,963,491	737,443,505	1,193,406,996
Price per share - R$			81.314872
Total amount - R$ ’000			97,041,737

Report SP-0050/13-02	4

Report SP-0050/13-02	5

1. INTRODUCTION

APSIS CONSULTORIA EMPRESARIAL LTDA., with head office located at Rua da Assembleia, nº 35, 12º Andar, Centro, in the City of Rio de Janeiro, State of Rio de Janeiro, registered with the Brazilian Taxpayer Registry (CNPJ/MF) under no. 27.281.922/0001-70 (“APSIS”), was appointed by the Company to determine the economic value (valor econômico) based on the market value of AMBEV´s shares to be merged into the Company (quoted price), for the purposes of a capital increase, in compliance with Articles 8 and 252 of the Brazilian Corporation Law.

While drafting this report, we used data and information provided by third parties in the form of documents and verbal interviews with AMBEV. The estimates used in this process are based on documents and information which include, among others, the following:

¡	Stock market quoted prices of common and preferred shares issued by AMBEV, during the period from 03/15/2013 to 04/26/2013;

¡	AMBEV´s standardized financial statements related to the fiscal year ended on 12/31/2012; and

¡	Notice to shareholders concerning capital increase disclosed to the market on 02/01/2013.

The APSIS team in charge of preparing this report comprises the following professionals:

¡	AMILCAR DE CASTRO

Commercial Director

¡	ANA CRISTINA FRANÇA DE SOUZA

Vice-President

Civil Engineer, Post-graduated in Accounting Sciences (CREA/RJ 1991103043)

¡	ANTONIO LUIZ FEIJÓ NICOLAU

Director

¡	DANIEL GARCIA

Project manager

¡	ERIVALDO ALVES DOS SANTOS FILHO

Accountant (CRC/RJ-100990/O-1)

¡	LUCILIA NICOLINI

Accountant (CRC/SP-107639/O-6)

¡	LUIZ PAULO CESAR SILVEIRA

Vice-President

Mechanical Engineer, Master of Business Management (CREA/RJ 1989100165)

¡	MARCIA APARECIDA DE LUCCA CALMON

Technical Director (CRC/SP-143169/O-4)

¡	MÁRCIA MOREIRA FRAZÃO DA SILVA

Director (CRC/RJ-106548/O-3)

¡	RENATA POZZATO CARNEIRO MONTEIRO

Vice-President

¡	RICARDO DUARTE CARNEIRO MONTEIRO

President Civil Engineer, Post-Graduated in Economic Engineering (CREA/RJ 1975102453)

¡	SERGIO FREITAS DE SOUZA

Director

Economist (CORECON/RJ 23521-0)

Report SP-0050/13-02	6

2. PRINCIPLES AND QUALIFICATIONS

The information below is important and shall be carefully read.

The Report subject to this work, calculated and specified, strictly complies with the fundamental principles described below:

¡	The consultants do not have any direct or indirect interests in the companies involved or in the operation, nor are there any other relevant circumstances which may characterize a conflict of interests.

¡	To the best of the consultants’ knowledge and credit, the analyses, opinions and conclusions expressed in this report are based on data, diligence, research and surveys that are true and correct.

¡	The report presents all the limiting conditions imposed by the adopted methodologies, which affect the analyses, opinions and conclusions comprised therein.

¡	APSIS’ professional fees are not in any way whatsoever subject to the conclusions of this report.

¡	APSIS assumes full liability over the matter of Appraisal Engineering, including implicit appraisals, for the exercise of its honorable duties, primarily established in the appropriate laws, codes or regulations.

¡	For the purposes of this report, one assumes that the information received from third parties is correct, and that the sources thereof are comprised in said report.
¡	The report was prepared by APSIS and no one other than the consultants themselves prepared the analyses and respective conclusions.

¡	This Report complies with the specifications and criteria prescribed by the USPAP (Uniform Standards of Professional Appraisal Practice), in addition to the requirements imposed by different agencies and regulations, such as: the Ministry of Treasury, Central Bank, Bank of Brazil, CVM (Securities and Exchange Commission), SUSEP (Superintendence of Private Insurance), Income Tax Regulations (RIR), etc.

¡	The controlling shareholders and managers of the companies involved did not direct, restrict, hinder or do any acts which have or may have compromised access to, use or knowledge of information, assets, documents, or work methods applicable to the quality of the respective conclusions comprised herein.

3. LIABILITY LIMITS

¡

In order to prepare this report, APSIS used historic data and information audited by third parties, or not audited, and non-audited projected data provided in writing or verbally by the company’s management or

Report SP-0050/13-02	7

obtained from the sources mentioned. Therefore, APSIS has assumed that the data and information obtained for this report are true, and does not have any liability with respect to their reliability.

¡	The scope of this work did not include audit of the financial statements or revision of the works performed by its auditors. Therefore, APSIS is not issuing opinion regarding AMBEV’s financial statements.

¡	We are not liable for occasional losses to the APPLICANT and its subsidiaries, or to its partners, directors, creditors or to other parties as a result of the use of data and information provided by AMBEV and comprised herein.

¡	Our work was developed to be used solely by the Company, its shareholders, AMBEV and other entities or people involved in the capital increase. Therefore, this Report shall not be published, circulated, reproduced, disclosed or used for any other purposes, without prior and written approval from APSIS.

¡	This assessment does not reflect events and their impacts, occurred after the date of issue of this Report.

¡	We emphasize that fully understanding the conclusion of this Report requires a comprehensive reading of the complete Report and its Attachments, given that partial conclusions may be incorrect or misleading.

4. ASSESSMENT METHODOLOGIES

VALUATION APPROACHES

Three types of approaches may be applied to determine the value of an asset, namely:

¡	Market Approach – the fair value of the asset is estimated through the comparison with similar or comparable assets, which have been sold or listed for sale in the primary or secondary markets;

¡	Cost Approach – measures the investment needed in order to reproduce a similar asset, which presents an identical capacity of generating benefits. Such approach is based on the principle of substitution, in which one assumes that a prudent investor would not pay more for an asset than the cost to substitute the same asset for a comparable ready-made substitute; and

¡	Income Approach – defines the value of the asset as being the current value of the future benefits that result from its ownership rights. The fair value of the future cash flows that the asset will generate during its useful life is projected based on current expectations and assumptions about future conditions. It is important to note, however, that the synergistic or strategic effects, different than those performed by market participants, must not be included in the projected cash flows.

Report SP-0050/13-02	8

For the present report, the market approach was applied to determine the market value of the shares issued by AMBEV. In the case of AMBEV, the market approach is recommended in light of the fact that its shares are traded in the stock market, which directly reflects the analysis of all market participants.

MARKET APPROACH: STOCK MARKET QUOTE

The methodology selected for the present Report aims to assess the market value of the common and preferred capital stocks issued by AMBEV, based on the weighted average of the historic stock market quotes, within a determined period, in order to determine the value of AMBEV.

Such methodology suggests that the economic value (valor econômico) based on the market value of the shares reflects the expectation of the investors concerning the company´s future performance. Based on this premise, and considering the concept of market efficiency, which establishes that all of its agents have the information necessary to appraise the expected return on these shares, the price of the shares, therefore, represents their value as determined by the market.

5. AMBEV´S PROFILE

AMBEV is a publicly-held corporation with head office in São Paulo and belongs to the largest beer production and distribution platform in the world: Anheuser-Busch InBev.

Currently, it is the third largest beverage company in the world in market value and produces beer, sodas and non-carbonated beverages.

AMBEV maintains operations in 16 countries, based on 5 business units: Cerveja Brasil; RefrigeNanc Brasil, with sodas, non-alcoholic and non-carbonated beverages; LAS (Argentina, Bolivia, Chile, Paraguay, Peru, Ecuador and Uruguay); Hila-ex (San Vincent, Antigua, Dominica, Guatemala, Nicaragua, El Salvador and Dominican Republic) and Canada.

In 2012, AMBEV reached a sales volume of 169.84 million hectoliters of beverages and net revenue of R$ 32 billion, representing a growth of 18.8% in comparison with 2011.

6. ASSUMPTIONS AND ASSESSMENT MODELING

In the analysis conducted by APSIS, it was taken into consideration the price of each common and preferred share issued by AMBEV and traded in BM&FBovespa. Then, the total of each share class was multiplied by the average of their respective quoted prices, obtaining the total value of AMBEV shares, disregarding the shares held in treasury. Then, such value was divided by the total shares issued by AMBEV, except for the shares held in treasury, and as a result we concluded that the value of each common or preferred share is R$ 81.314872, as detailed below.

For this assessment, the following data and assumptions were used:

¡	The quoted price of AMBV3 and AMBV4, respectively common and preferred shares of AMBEV, were removed from Bloomberg´s database on 04/26/2013;

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¡	On the appraisal date, AMBEV had the following shareholding structure:

Number of shares (’000)
Total shares
Common shares	1,757,986
Preferred shares	1,374,440
Total	3,132,427

¡	At the same date, AMBEV´s capital stock was divided into 3,132,427 thousand shares, of which 1,669,193 thousand are held by IIBV, 254,301 thousand are held by Ambrew, 14,975 are held by the Company and the remaining shares are held by the minority shareholders and FAHZ.

¡	The shares held in treasury were not considered:

Number of shares (’000)
Treasury shares
Common shares	483
Preferred shares	67
Total	550

¡	In order to verify the economic value (valor econômico) based on the market value of each class of share issued by AMBEV, the following sample was considered:

¡	30 stock market trading sessions immediately prior to the Report´s reference date, as of 03/15/2013 and up to 04/26/2013;
¡	Gathering of stock volumes and trading volumes, in the period mentioned above, for the bonds AMBV3 and AMBV4 in the Bloomberg database. The considered data reflects all trades carried on at BM&FBovespa up to the closing of the trading session (day shift), not being considered the trades carried on in the After Market period. These data series are adjusted for approved dividends.

¡	Calculation of average price of AMBV3 and AMBV4 in the last 30 trading sessions, weighted by financial trading volume, i.e., the result of dividing the total financial trading volume by the total securities volume, traded in the period mentioned above;

Based on such information, the average prices of the common and preferred shares of AMBEV and the average price weighed of all shares issued by AMBEV are as follows:

a)	AMBV3 (common share): R$ 80.74;

b)	AMBV4 (preferred share): R$ 82.05; and

c)	Average Price considering both share classes (common and preferred shares): R$ 81.314872.

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The following charts illustrate the price variation of shares during the analyzed period:

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ECONOMIC VALUE (VALOR ECONÔMICO) BASED ON THE MARKET VALUE OF AMBEV’S SHARES

Synthesizing the aforementioned items, further detailed in Attachment 3, we reached the following values:

PERIOD OF ANALYSIS: 03/15/2013 - 04/26/2013
Shares	AMBV3	AMBV4	Total
Total number of shares	1,757,986,238	1,374,440,294	3,132,426,532
Total number of shares, excluding shares held in treasury	1,757,503,251	1,374,373,304	3,131,876,555
Average share price - R$	80.74	82.05
Value of shares - R$ ’000	141,900,812	112,767,330	254,668,142
Price per Share - R$			81.314872

ECONOMIC VALUE (VALOR ECONÔMICO) BASED ON THE MARKET VALUE OF AMBEV’S SHARES TO BE CONTRIBUTED INTO THE COMPANY

Multiplying the share’s price calculated in the table above by the number of shares to be contributed into the capital of the Company as a result of the Stock Swap Merger (except the 1,669,193 thousand shares held by IIBV, 254,301 thousand held by Ambrew and 14,975 thousand held by the Company), we found the following values:

PERIOD OF ANALYSIS: 03/15/2013 - 04/26/2013
Shares	AMBV3	AMBV4	Total
Shares to be contributed	455,963,491	737,443,505	1,193,406,996
Price per share - R$			81.314872
Total amount - R$ ’000			97,041,737

Applicable Law – Art. 170 of the Brazilian Corporation Law.

As set forth in the Article 170 of the Brazilian Corporation Law, “…after at least three-quarters of its capital has been paid up, a corporation may increase its capital through a public or private subscription of shares.”

§1° The issue price shall be established without any unjustified dilution of the interests of previous shareholders, even if they have a right of first refusal to subscribe to the shares, taking into account, either alternatively or jointly:

I - the profit expectations of the corporation; II - the net worth of the shares; III - the quotation on the stock exchange or organized over-the-counter market, taking into account the premium or discount value due resulting from market conditions.

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§2° Should a general meeting have authority to resolve to increase the capital, it may delegate to the administrative council the establishment of the issue price of the shares to be distributed in the market.

§3° The subscription of shares to be paid in property shall always be effected in accordance with the provisions of article 8 and subject to §§ 2 and 3 of article 98.

§4° As The initial payments and installments in payment of the shares may be received by the corporation without deposit in a bank.

§5° No A capital increase by public subscription shall be subject to the provisions of article 82; and an increase by private subscription shall be subject to the conditions established by a general meeting or by the administrative council; as provided for in the bylaws.

§6° So far as appropriate the provisions regulating corporation incorporation, other than the last part of paragraph 2 of article 82, shall apply to capital increases.

§7° The proposal to increase the capital shall state the criterion adopted according to the provisions of paragraph 1 of this article. A detailed justification should be given of the economic principles supporting the choice.”

Comments:

Thus, it is inferred that the Article 170 of the Brazilian Corporation Law establishes the value of the stock market quoted price as one of the acceptable criteria to justify the issue price of shares in capital increases, although it does not determine how this quoted price should be obtained (i.e. whether it should apply an average based upon a minimum pre-established period or should use a recent individual quoted price). In this regard, we have not found a decision of the Brazilian Securities Exchange Commission (CVM). However, based on the CVM Guidance No. 01/78, the price should be determined by the company’s management.

Applicable Law – Art. 252 of the Brazilian Corporation Law.

As set forth in the Article 252 of the Brazilian Corporation Law, “ the merger of all the shares of a corporation into the assets and liabilities of another Brazilian corporation to convert the former into a wholly-owned subsidiary shall be submitted for the approval of general meetings of both corporations by means of protocol and a statement of reasons, as provided by articles 224 and 225.

§1° If the general meeting of the merger corporation approves the operation, it shall authorize the capital increase to be effected with the merged shares and appoint experts to value such shares; shareholders shall not have a right of first refusal to subscribe to the increase in capital, but dissenting shareholders may withdraw from the corporation, subject to the provisions of item II of article 137, and obtain a refund of the value of their shares, according to the provisions of article 230.

§2° The general meeting of the corporation whose shares are to be merged may only approve the operation by a vote of at least one-half of its voting shares; should the operation be approved, the meeting shall authorize the board of directors to subscribe to the increase in the capital of the corporation

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which instituted the merger on behalf of its shareholders; shareholders dissenting from the decision shall be entitled to withdraw from the corporation, subject to the provisions of item II of article 137, and obtain a refund of the value of their shares, according to the provisions of article 230.

§3° Once the evaluation report is approved by the general meeting of the corporation taking control, the merger shall be completed and the holders of the merged shares shall receive, directly from the corporation which instituted the merger, the shares to which they are entitled.”

Comments:

Thus, it is inferred that Article 252 of the Brazilian Corporation Law that regulates the stock swap mergers, does not establish a criteria under which the shares should be issued.

Set of Legal Order - Literature

Eizirik, Nelson: Reforma das S.A. & Mercado de Capitais (Reform of Corporations & Capital Markets). 2nd ed. Rio de Janeiro. Renovar. 1998. pg 98/99.

“In the terms of the new paragraph 7th of Article 170 of the Brazilian Corporation Law, The proposal of capital increase shall clarify the selected criteria to fix share issue price, justifying the economic aspects that resulted in such choice. It lies with the competent body of the company to explain the economic reasons that are legitimizing the issue price of shares. Whenever the selected parameter is the quoted price of the shares in the secondary market, the justification must be followed by a document issued in the Stock Exchange or by the entity of the OTC market in which the securities are traded, which show the volume of trades in recent months and market prices.

Requião, Rubens. Curso de Direito Comercial (Course of Commercial Law). 23rd ed. São Paulo. Saraiva. 2003

“The issue price of shares to be placed in the market may be fixed by the management Board, under determination by the General Shareholders Meeting, when applicable to it to deliberate on the capital increase. However, a proposal of capital increase cannot be arbitrary or randomly. The new paragraph 7th of the Article 170, introduced by Law No.9457/97, states that “propose for capital increase shall clarify the selected criteria, in the terms of the paragraph 1st of this article, justifying the economic aspects that resulted in such choice.”

Comparato, Fábio Konder. Fixação do Preço de Emissão de Ações no Aumento de Capital da Sociedade (Fixing the Issue Price of Shares on Capital Increase of Corporations). January-March. P. 80/81/84/85

“[...] It is said, then, that the issue price must be fixed “in light of” three economic values of the securities. The legal expression “in light of” must be highlighted. It does not provide an accurate indication, such as “by the average of the values”, or “by this or by that value”. The “in light of”, in this case, means to take into consideration, or take into account, which provides the corporate body accountable for fixing the issue price of the shares, with certain degree of assessment or a decision-making parameter. […] Summarizing, in conclusion, we can state: 1) Article 170, paragraph 1st of the Brazilian

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Corporation Law does not set forth a formal or tightly bound behavior, to the corporate body responsible for determining the issue price of shares in the capital increase, but gives it a discretionary power, by setting a frame of references, within which such price may be determined, in accordance with the circumstances of each case and in the best corporate interests of minority shareholders”

Similar Transactions

The study of similar transactions demonstrates that there is not a pre-determined period for fixing the quoted prices to be considered in stock swap merger transactions, for setting exchange ratios. The establishment of the average quoted price (calculated for a defined period) is a prerogative, if duly grounded, of the company’s management.

The table below summarizes illustrative transactions that have used distinct periods in substitution or exchange ratios transactions:

Company	Date	Period of Analysis
Bradesco (BBDC3 x BBDC4)	Oct-09	30 trading sessions
Energisa Sergipe & Energisa	jun/09	22 trading sessions
Itau & Unibanco	nov/08	45 trading sessions
Bovespa Holding S.A. & Nova Bolsa	Apr-08	30 trading sessions

In summary, there is not a reference defined as best practice in the market, only a benchmark that varies between 22 (twenty-two) up to 45 (forty-five) trading sessions to settle the average quoted price of the shares in the market.

Economic environment and choice of period of analysis

The international outlook remains volatile, although disruption risks are limited. The global economic growth remains at a moderate pace because of fiscal adjustments in some of the main economies. The differences among the main global areas still remain: strong growth in Chinese market, moderate rate in the US and stagnation in Europe. The expectations for international interest rates remain low for a long period.

In the domestic front, the Brazilian government has reacted to face the low growth encouraging the consumption and investment to achieve economic growth during 2013. The job and income conditions may sustain the growth of household consumption. Such increase tends to keep pressuring the inflation, especially due to the price of services and imported goods. In regards, to the domestic interest rate, the trend is to remain at low levels in the long run, despite the likely increases in the Selic rate due to the inflationary scenario.

Giving the above, the use of 30 trading sessions to prepare the analysis of this Report seeks to reflect the current economic scenario.

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7. CONCLUSION

In light of the analysis of the documents mentioned above, based on the law (Articles 170 and 252 of the Brazilian Corporation Law) and applicable literature, similar transactions, current economic environment of Brazil, defined period of calculation of the price of the average quoted prices of AMBEV’s shares, as well as other APSIS’s studies, the experts concluded that, on the date of this Report, the AMBEV´s shares to be merged into the Company, excluding the 1,669,193 thousand shares held by IIBV, the 254,301 thousand shares held by Ambrew, which in the date of the Stock Swap Merger will have already been contributed to the Company’s capital stock, besides the 14,975 thousand shares held by the Company, support a capital increase of at least R$ 97,041,737,123.64 (ninety-seven billion, forty-one million, seven hundred and thirty-seven thousand, one hundred and twenty-three Reais and sixty-four Centavos).

Appraisal report SP-0050/13-02 was prepared in the form of a Digital Report (electronic document in Portable Document Format - PDF), with the digital certification of its technical officials and printed by APSIS, composed of 21 (twenty-one) pages typed on one side and 04 (four) attachments. APSIS Consultoria Empresarial Ltda., CREA/RJ 1982200620 and CORECON RJ RF/2052, a company specialized in asset appraisal, legally represented hereby its duly appointed officers, makes itself available to provide any further clarifications that may be required.

São Paulo, April 26, 2013.

MARCIA APARECIDA DE LUCCA CALMON Officer	DANIEL GARCIA Project Manager

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8. LIST OF ATTACHMENTS

1.	MATERIAL FACT

2.	NOTICE TO SHAREHOLDERS

3.	APSIS’ CALCULATIONS

4.	GLOSSARY AND APSIS´PROFILE

RIO DE JANEIRO - RJ Rua da Assembleia, nº 35, 12º andar Centro, CEP 20011-001 Tel.: + 55 (21) 2212-6850 Fax: + 55 (21) 2212-6851	SÃO PAULO - SP Av. Angélica, nº 2.503, Conj. 42 Consolação, CEP 01227-200 Tel.: + 55 (11) 3666-8448 Fax: + 55 (11) 3662-5722

Report SP-0050/13-02	17

ATTACHMENT 1

COMPANHIA DE BEBIDAS DAS AMÉRICAS - AMBEV

CNPJ [Brazilian National Taxpayer Registry] No. 02.808.708/0001-07

NIRE [Corporate Registry Identification Number] No. 35.300.157.770

Publicly held Company

MATERIAL FACT NOTICE

Companhia de Bebidas das Américas – AmBev (the “Company”), in compliance with the provisions of Instructions Nos. 358/2002 and 319/1999 of the Brazilian Securities Commission (the “CVM”), and supplementing the information disclosed in the Material Fact Notice dated 12.07.2012, informs the following:

For purposes of the conversion of the Company’s current dual-class share structure, comprised of common and preferred shares, into a single-class share structure comprised exclusively of voting common shares, a proposal for the merger of all shares issued by the Company and not held by Ambev S.A. (“Ambev S.A.” and, together with the Company, the “Companies”), a company registered with the Brazilian National Taxpayer Registry under CNPJ No. 07.526.557/0001-00), and controlled by Interbrew International B.V (“IIBV”), subsidiary of Anheuser-Busch InBev S.A./N.V. (“ABI”), into Ambev S.A. (the “Stock Swap Merger”) will be presented to the shareholders of the Company in accordance with the terms set forth below.

1.	Reasons for and objectives of the Stock Swap Merger and interest of the Companies in its implementation.

1.1. It is believed that the Stock Swap Merger will be advantageous to the shareholders of the Company, to the extent that it will simplify its corporate structure, improve the corporate governance and increase share trading liquidity as well as flexibility for its capital structure management.

1.2. It is intended that the Ambev S.A. shares to be received by the shareholders of the Company be tradeable on the traditional listing segment of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (the “BM&FBOVESPA”), once Ambev S.A. is registered as an issuer of securities in the “A” category, as provided under CVM Instruction No. 480, dated December 7, 2009 (the “Publicly Held Company Registration”), and obtains listing authorization for trading on the traditional listing segment of that stock exchange (the “Listing Authorization”), both of which are already under analysis by the CVM and BM&FBOVESPA, respectively. Additionally, it is intended that the American Depositary Receipts (“ADRs”) representing the new Ambev S.A. common shares that are to be received by holders of the Company’s ADRs be tradeable on the New York Stock Exchange (the “NYSE”), as soon as the proper registrations with the U.S. Securities and Exchange Commission and NYSE are obtained.

2. Acts that preceded the Stock Swap Merger.

2.1. At meetings held on December 7, 2012 and May 10, 2013, the Board of Directors of the Company approved the submission of the Stock Swap Merger to its shareholders pursuant to the terms of the Protocol and Justification of Merger of Shares Issued by the Company into the Asset Base of Ambev S.A. (the “Protocol and Justification”).

2.2. At a meeting held on May 10, 2013, the Fiscal Council of the Company expressed a favorable opinion on the proposed Stock Swap Merger.

2.3. One of the preliminary steps to the Stock Swap Merger will be the contribution to the capital stock of Ambev S.A. of the totality of the shares of the Company held by ABI, through IIBV and AmBrew S.A. (“Ambrew”), the latter of which is also a subsidiary of ABI (the “Share Contribution”).

3. Exchange ratio, number and class of shares to be issued to the shareholders of the Company and rights provided by the shares.

3.1. At the time of the Stock Swap Merger, Ambev S.A. will have as part of its asset base an amount of shares issued by the Company equal to a 1.1% stake in the Company’s preferred shares, which shall be increased by all the Company shares that are currently held by IIBV and AmBrew and that shall be contributed by IIBV and Ambrew to the capital stock of Ambev S.A. as a preliminary step to the Stock Swap Merger, as well as cash and other assets and liabilities that are almost equivalent to each other and that, therefore, will not impact the exchange ratio adopted for the Stock Swap Merger.

3.2. By virtue of the Stock Swap Merger, each holder of a common or preferred share issued by the Company, or ADRs representing Company common or preferred shares, will have the right to receive five common shares of Ambev S.A. or five ADRs of Ambev S.A., respectively. Consequently, and assuming that no appraisal rights are exercised by the Company’s common shareholders, after the Stock Swap Merger the current shareholders of the Company (whether ABI, Fundação Antonio e Helena Zerrenner Instituição Nacional de Beneficência or the Company’s other shareholders) will be holders of Ambev S.A. shares in the same proportion as the shares of the Company held by them before the transaction.

3.3. The common shares of Ambev S.A., to be issued to the shareholders of the Company in exchange for the Company common and preferred shares currently held by them, will provide the same rights of the Ambev S.A. shares then outstanding, and will be entitled to all benefits, including dividends and other shareholder distributions, that may be declared by Ambev S.A.

3.4. Since, as a result of the Stock Swap Merger, the holders of preferred shares issued by the Company will receive, in exchange for such shares, common shares issued by Ambev S.A., they will lose the following rights that are enjoyed by those preferred shareholders under the By-laws of the Company: (i) priority in capital reimbursement upon a liquidation of the Company; and (ii) right to receive dividends, in cash, that are 10% greater than those payable to the common shares. On the other hand, the holders of preferred shares issued by the Company will receive common shares issued by Ambev S.A. providing for the following rights: (i) each common share is entitled to one vote at Ambev S.A.’s shareholders’ meetings; (ii) mandatory dividends equal to 40% of the adjusted net profit of the fiscal year, which will, therefore, be greater than the mandatory dividend of 35% of the adjusted net profit of the fiscal year currently provided under the Company’s By-laws; and (iii) tag along right equivalent to 80% of the acquisition price paid to the controlling shareholders, in the event of a sale of the control of Ambev S.A., as provided in section 254-A of Law No. 6,404/76.

3.5. The Company does not hold any shares issued by Ambev S.A.

3.6. Based on the decision issued by the CVM at an en banc meeting of the CVM (in a plenary session) held on April 2, 2013, Ambev S.A. was excused from preparing the valuation report required by section 264 of Law No. 6,404/76.

4. Criteria for the appraisal of the Company’s shares, appraiser, the treatment of equity variations and appraisal rights.

4.1. The Company’s shares will be merged into the asset base of Ambev S.A. according to their economic value (valor econômico) based on their average stock exchange trading price on a period ended on April 26, 2013 (the “Reference Date”).

4.2. The management of Ambev S.A. appointed Apsis Consultoria Empresarial Ltda., enrolled with the Brazilian National Taxpayer’s Registry under CNPJ No. 27.281.922/0001-70, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua da Assembleia, 35, 12th floor, Centro (the “Specialized Firm”) to prepare a valuation report of the Company’s shares to be merged into the asset base of Ambev S.A. at their economic value (valor econômico) as calculated pursuant to their stock exchange trading price (the “Valuation Report”). As a result of its analysis, the Specialized Firm delivered to Ambev S.A. the referred Valuation Report.

4.3. The equity variations of the Company from the Reference Date to the date on which the Stock Swap Merger is consummated shall be borne solely by the Company and reflected on Ambev S.A.’s financial statements through application of the equity method of accounting.

4.4. The Specialized Firm declared that (i) there is no conflict of interest, actual or potential, with shareholders of the Company or of Ambev S.A. or with regards to the Stock Swap Merger itself; and (ii) the shareholders or managers of the Company or of Ambev S.A. have not directed, limited, prevented or performed any acts that compromised or may have compromised the access to, use or knowledge of information, assets, documents or work methodology relevant to the quality of the Specialized Firm’s conclusions.

4.5. As provided under paragraph 2 of section 252 and paragraph 2 of section 137 of Law No. 6,404/76, appraisal rights will be extended exclusively to holders of common shares of the Company who dissent from, or abstain from voting on, the resolution relating to the Stock Swap Merger, or who fail to attend the relevant Extraordinary General Shareholders’ Meeting, and who specifically express their intention to exercise such right within 30 days of the date of publication of the minutes of the Extraordinary General Shareholders’ Meeting of the Company that approves the Stock Swap Merger. Payment of the respective appraisal rights reimbursement amount will be subject to consummation of the Stock Swap Merger, as provided in section 230 of Law No. 6,404/76. Such payment will be made by the Company on a future date to be informed. Such payment will only be made in respect of Company shares demonstrably held by shareholders from December 7, 2012 until the actual date of exercise of their respective appraisal right, pursuant to section 137 of Brazilian Law No. 6,404/76. The appraisal rights reimbursement amount will be R$9.231 per Company common share, calculated based on their book value, as determined pursuant to the Company’s financial statements for the fiscal year ended on December 31, 2012, notwithstanding the fact that shareholders are entitled to request the preparation of a more recent balance sheet (balanço especial) for purposes of calculating their appraisal rights reimbursement amount.

5. Issuance price of the Ambev S.A. shares. Composition of the capital stock of Ambev S.A. after the Stock Swap Merger.

5.1. For purposes of Ambev S.A.’s capital increase resulting from the Stock Swap Merger, the total issuance price of the Company shares to be merged into Ambev S.A.’s asset base will be their economic value (valor econômico) calculated based on their average stock exchange trading price during a period ending on the Reference Date.

5.2. Of the total amount of the issuance price of the Ambev S.A. shares, an amount equivalent to R$48,520,868,561.82, corresponding to R$8.1314872 per common share issued by Ambev S.A. will be allocated to the capital stock of Ambev S.A., and the remaining amount of R$48,520,868,561.82 will be allocated to a capital reserve. Ambev S.A. will issue 5,967,034,980 new book-entry common shares, with no par value, and, therefore, its capital stock will be divided into 15,659,382,775 common shares. Such number of shares shall be adjusted for additional issuances of shares of the Company before the Stock Swap Merger, if any, with a resulting change to its net equity. As a result of the Stock Swap Merger, all of the shares issued by the Company will be held by Ambev S.A., and the Company will become a wholly owned subsidiary of Ambev S.A..

5.3. The new Ambev S.A. shares to be issued in connection with the Stock Swap Merger will be subscribed by the managers of the Company, on behalf of its shareholders, pursuant to section 252, paragraph 2 of Law No. 6,404/76, and paid in by means of the merger of the outstanding shares issued by the Company into the asset base of Ambev S.A.

5.4. The lead paragraph of section 5 of the By-laws of Ambev S.A. will be modified in order to reflect the capital increase, as a result of the issuance of new shares in connection with the approval of the Stock Swap Merger.

5.5. Ambev S.A.’s By-laws will be substantially identical to the By-laws of the Company, except with respect to (i) the mandatory dividend, which will be increased from 35% to 40% of the adjusted net profits of the fiscal year, (ii) any necessary amendments associated with having a single-class share structure, as well as any other amendments that may be required by the CVM or BM&FBOVESPA, and (iii) the board of directors, which shall be comprised of two independent members. The election of the board of directors of Ambev S.A., including its two independent members, will occur at a shareholders’ meeting to be called as soon as possible after the consummation of the Stock Swap Merger.

5.6. If the Stock Swap Merger is approved, the lead paragraph of section 5 of the By-laws of the Company shall also be amended to reflect the cancellation of all the shares issued by the Company and held in treasury on the date of the Extraordinary General Shareholders’ Meeting, without reducing the capital stock value of the Company.

6. Corporate Actions Relating to the Stock Swap Merger.

6.1. The consummation of the Stock Swap Merger depends on the performance of the following acts:

(a)	holding an Extraordinary General Shareholders’ Meeting of the Company to approve the Protocol and Justification and the Stock Swap Merger, as well as to authorize the subscription, by the managers of the Company, of the new common shares to be issued by Ambev S.A.; and

(b)	holding an Extraordinary General Shareholders’ Meeting of Ambev S.A. to (i) approve the Protocol and Justification and authorize the capital increase to be subscribed and paid in by the managers of the Company, as a result of the Stock Swap Merger; (ii) confirm the appointment of the Specialized Firm; (iii) approve the Stock Swap Merger as well as the Valuation Report; (iv) approve the assumption by Ambev S.A. of non-exercised stock options granted by the Company under the Stock Option Plan of the Company; and (v) authorize the management of Ambev S.A. to execute all agreements and instruments, and perform all other acts necessary for the consummation of the Stock Swap Merger.

7. Approval Procedure.

7.1. Both the minority holders of common shares and the minority holders of preferred shares issued by the Company will participate in the deliberation process relating to the Stock Swap Merger. At the Company’s Extraordinary General Shareholders’ Meeting that resolves on the transaction, the minority holders of the Company’s preferred shares will initially have the opportunity to express their opinion on the Stock Swap Merger as a separate class.

7.2. The controlling shareholders of the Company have already informed the Company’s management that its vote at the Company’s Extraordinary General Shareholders’ Meeting that will deliberate on the Stock Swap Merger will be bound to the decision the Company’s other holders of Company preferred shares or common shares expressed as separate classes.

7.3. For such purpose, the controlling shareholders will either abstain from voting or will vote its shares so the Stock Swap Merger shall be implemented only if a majority of the Company common and preferred shares held by minority holders attending the referred Extraordinary General Shareholders’ Meeting, as separate classes, are each in favor of the transaction.

8. Costs.

8.1. The Company and Ambev S.A. estimate that the costs incurred with for the consummation of the Stock Swap Merger will be of up to R$33,800,000.00, including expenses with publications, auditors, appraisers, lawyers and other professionals hired to advise on the transaction.

9. Stock Option Plan.

9.1. The Extraordinary General Shareholders’ Meeting of Ambev S.A. that will deliberate on the Stock Swap Merger will also deliberate on the assumption, by Ambev S.A., of the non-exercised stock options granted under the Company’s Stock Option Plan, approved at the Extraordinary General Shareholders’ Meeting held on September 14, 2000, as amended at the Extraordinary General Shareholders’ Meetings held on April 20, 2006, April 27, 2007 and April 28, 2010. At the same Extraordinary General Shareholders’ Meeting of Ambev S.A., a Stock Option Plan for Ambev S.A. will be approved, which shall have the same terms as the Company’s Stock Option Plan currently in effect.

10. Other information regarding the Stock Swap Merger.

10.1. It is proposed that the shares of the Company held in treasury be cancelled on the date of the Stock Swap Merger.

10.2. Rothschild and Banco Itaú BBA were hired to advise the Company on the Stock Swap Merger.

10.3. The registration of the Company as a publicly held company will be maintained after the Stock Swap Merger until further resolution by its then controlling shareholder, Ambev S.A. The Company’s shares shall be delisted from the traditional segment of the BM&FBOVESPA as soon as Ambev S.A. obtains its Publicly Held Company Registration and its Listing Authorization.

10.4. The Stock Swap Merger will not cause Ambev S.A. to succeed to any properties, rights, assets, obligations or responsibilities of the Company, which shall maintain its separate legal status.

11. Disclosure of Documents.

1.1. The Protocol and Justification and all other documents referred to in this material fact notice and in section 3 of CVM Instruction No. 319/99 will be available, as of the present date, at the Company’s headquarters and Investor Relations website (www.ambev-ir.com), as well as on the websites of the CVM and BM&FBOVESPA.

São Paulo, May 10, 2013.

/s/Nelson José Jamel

Companhia de Bebidas das Américas – AmBev

Nelson José Jamel

Investor Relations Officer

Additional Information and Where to Find Them:

This Material Fact Notice is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell any shares or other securities of Ambev S.A. or the Company nor a solicitation of any proxy, vote or approval. The proposed Stock Swap Merger of Ambev S.A. with the Company described in this Material Fact Notice will be submitted to a vote of the shareholders of those companies at separate shareholders’ meetings of each of them.

The distribution of new common shares (including in the form of American Depositary Shares (“ADSs”)) of Ambev S.A. to holders of the Company’s shares and ADSs will be made only pursuant to an effective registration statement that Ambev S.A. intends to file with the U.S. Securities and Exchange Commission (the “Commission”). In connection with the Stock Swap Merger, Ambev S.A. plans to file with the Commission (i) one or more registration statements on Form F-4 containing a prospectus that will be mailed to holders of ADSs of the Company and (ii) other documents regarding the proposed Stock Swap Merger. Investors and security holders of the Company are urged to carefully read these materials and the definitive versions thereof, as well as any other relevant documents filed with the Commission as they become available because they will contain important information about Ambev S.A., the Company and the proposed Stock Swap Merger. Investors and security holders will be able to obtain the documents filed with the Commission regarding the proposed Stock Swap Merger, when available, free of charge on the Commission’s website at www.sec.gov or from the Company.

ATTACHMENT 2

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of February, 2013

Commission File Number 1-15194m

COMPANHIA DE BEBIDAS DAS AMÉRICAS-AMBEV

(Exact name of registrant as specified in its charter)

American Beverage Company-AMBEV

(Translation of Registrant’s name into English)

Rua Dr. Renato Paes de Barros, 1017 - 4 th Floor

04530-000 São Paulo, SP

Federative Republic of Brazil

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F         X         Form 40-F

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes              No         X

COMPANHIA DE BEBIDAS DAS AMÉRICAS – AMBEV

CNPJ [National Taxpayer’s Registry] No. 02.808.708/0001-07

NIRE [Corporate Registration Identification Number] No. 35.300.157.770

A Publicly-Held Company

NOTICE TO SHAREHOLDERS

Companhia de Bebidas das Américas - Ambev hereby informs that, in the Meeting of the Board of Directors of the Company held on January 31 and February 1 st , 2013 , it was approved a capital increase in the maximum amount of R$ 410,100,557.25, upon private issuance of up to 2,520,657 new common shares and up to 1,970,481 new preferred shares, at the issuance price of R$89.94 for each common share and R$93.07 for each preferred share, which, pursuant to article 170, paragraph first, item III, of Law n. 6,404/76, correspond to the average prices of the Company’s shares on January 31, 2013, the date on which the Company earned the tax benefit deriving from the partial amortization of the Special Premium Reserve – IN 319/99 for the fiscal year of 2012, pursuant to the Article 7 of CVM Ruling n. 319/99.

The capital increase shall be acknowledged and ratified upon subscription of shares which issuance price correspond the minimum amount R$ 250,764,310.95.

The new shares issued shall be of the same type and grant its holders the same rights they were already entitled to, including dividends, interest on shareholders’ equity and any shareholders’ return which may be approved by the Company, after the acknowledgment and ratification of actual subscriptions, by the Board of Directors.

Pursuant to the terms of article 171 of Law n. 6,404/76, shareholders shall be granted preemptive rights for the subscription of the new shares to be issued in connection with the capital increase, in accordance with the following conditions:

I.	Preemptive rights and subscription period: shareholders, within their respective equity stakes on February 4, 2013, after market closing, may exercise their preemptive rights in the Company’s capital increase during a 30-day period, from February 5, 2013 until March 6, 2013, both including.

Since the new shares will not be registered under the Securities Act of 1933, the right to subscribe such shares may not be offered nor sold neither in the United States of America nor to U.S. citizens.

Notwithstanding the preceding paragraph, any shareholder interested in negotiating subscription rights may do so from February 5, 201 3 until February 26, 201 3, provided that such shareholder whose shares are held in custody with Banco Bradesco S.A. (“Banco Bradesco”) requests from such institution the respective assignment bulletin, which shall be issued by Banco Bradesco, or instruct a stock broker to negotiate it directly on the stock exchanges.

Upon issuance of the corresponding assignment bulletin as well as the consummation of such assignment of rights, the assignor must execute the overleaf of the referred to bulletin and have his signature duly notarized.

Shareholders whose shares are held in custody at the “Central Depositária de Ativos da BM&FBOVESPA” must contact their custody agents.

The subscription rights for unsubscribed shares may be assigned along with the preemptive rights in the capital increase.

II.	Subscription Percentage: the corresponding preemptive rights, based on the maximum number of shares to be issued in the capital increase (2,520,657 common shares and 1,970,481 preferred shares), may be exercised by the Company’s shareholders in the proportion of 0.143628630% of their respective equity stake held on February 4, 2013, after market closing, excluding treasury shares.

The fractions of shares issued by the Company, resulting from the exercise of preemptive rights shall be disregarded for purposes of the exercise of such rights and shall be combined in whole numbers and be part of the unsubscribed shares, subject to subscription by shareholders who indicated their interest for unsubscribed shares, during the subscription period.

III.	Ex-Subscription Rights Trading: As from February 5, 2013 and including such date, shares issued by the Company shall be traded ex-subscription rights.

IV.	Payment: the payment for subscribed shares shall be carried out in local currency, in full, upon its subscription, exception made to the shares eventually subscribed by Interbrew International B.V. and AmBrew S/A, both subsidiaries of Anheuser-Busch InBev N.V./S.A., which shall be paid in through the capitalization of the tax benefit earned by the Company with the partial amortization of the Special Premium Reserve – IN 319/99 for the fiscal year of 2012, pursuant to article 7 of CVM Ruling n. 319/99.

For payment in local currency, subscription rights may be exercised at any agency of Banco Bradesco, upon payment of the corresponding subscription amount and completion of the respective bulletin, which shall be at shareholders’ disposal as from February 5, 2013.

V.	Unsubscribed Shares: After the abovementioned subscription period, the Company may distribute the right to subscribe the unsubscribed shares among the shareholders who indicated their decision, in the subscription bulletin, to subscribe for such unsubscribed shares within their respective stake. The remaining unsubscribed shares will be sold in the stock exchange for the benefit of the Company. In the event that, after such sale in the stock exchange, the subscription of the maximum number of shares of this capital increase does not occur, the Board of Directors shall be authorized, as established by Section 30 of CVM Ruling n. 400/03, as amended, to partially acknowledge and ratify the subscription of shares of the capital increase, provided that the amount subscribed is equal to or greater than the minimum amount of R$250,764,310.95, upon the issuance of at least 1,866,472 new common shares and 890,661 new preferred shares.

In the event of distribution of unsubscribed shares, shareholders who indicated their decision, in the subscription bulletin, to subscribe for such unsubscribed shares shall have the term of two business days, as from the notice published by the Company, to subscribe and pay, upon subscription, in local currency, for the distributed shares.

VI.	Partial Acknowledgement and Ratification: In the event of partial acknowledgment and ratification of this capital increase, pursuant to Section 30 of CVM Ruling n. 400/03, shareholders who subscribed new shares shall have the right to withdraw such subscription during a 30-day period and the Board of Directors shall verify the actual subscription of shares, proceeding with the filing of the relevant resolution with the Registrar of Companies (Law No. 6,404/76, Article 166). The credit of subscribed shares shall occur on the day following the referred to Board of the Directors’ Meeting.

For any questions regarding the matters dealt with in this Notice, please contact the Company’s Investor Relations Department at (55-11) 2122-1415 or ir@ambev.com.br.

São Paulo, February 1 st , 2013.

Nelson José Jamel

Investor Relations’ Officer

Companhia de Bebidas das Américas – Ambev

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 1, 2012

COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV

By:	/s/ Nelson Jose Jamel
Nelson Jose Jamel Chief Financial and Investor Relations Officer

ATTACHMENT 3

APPRAISAL REPORT SP-0050/13-02	ATTACHMENT 3 - QUOTED PRICE

	AMBV3			AMBV4
Date	Quoted Price (R$)	Share Volume	Financial Trading Volume (R$)	Quoted Price (R$)	Share Volume	Financial Trading Volume (R$)
4/26/2013	76.55	186,500	14,344,740	78.20	1,772,900	138,408,600
4/25/2013	77.73	213,300	16,725,570	78.55	1,657,900	131,688,200
4/24/2013	78.13	135,000	10,639,640	79.43	2,411,600	192,292,100
4/23/2013	80.16	110,800	8,837,036	81.35	1,227,800	99,085,850
4/22/2013	78.54	355,100	27,847,950	79.25	1,319,200	104,629,400
4/19/2013	78.85	260,600	20,444,320	80.14	1,042,900	83,117,330
4/18/2013	78.10	185,800	14,517,970	79.60	1,900,300	151,132,300
4/17/2013	77.71	404,900	31,293,420	79.23	2,862,500	225,930,400
4/16/2013	77.74	312,300	24,232,780	79.30	2,830,400	222,531,500
4/15/2013	76.09	251,100	19,224,340	77.40	1,565,800	122,696,200
4/12/2013	78.30	539,100	42,330,510	79.98	2,500,900	202,071,300
4/11/2013	79.19	195,500	15,516,680	81.55	2,033,000	165,334,100
4/10/2013	80.64	438,400	35,491,430	82.72	1,823,800	151,193,400
4/9/2013	80.35	171,100	13,706,690	82.00	1,453,500	119,119,600
4/8/2013	80.06	250,100	20,023,640	82.00	1,921,400	157,663,000
4/5/2013	80.39	207,000	16,575,060	82.90	1,463,100	120,597,700
4/4/2013	80.31	288,700	23,157,880	83.21	1,376,400	114,224,400
4/3/2013	79.81	546,800	43,977,900	82.50	2,576,900	214,990,600
4/2/2013	82.04	321,200	26,432,760	84.30	1,229,000	103,747,000
4/1/2013	82.65	126,800	10,513,650	84.77	950,000	80,417,140
3/28/2013	82.68	264,900	21,885,040	84.33	1,599,700	134,869,500
3/27/2013	81.92	322,500	26,345,480	83.69	1,488,200	124,315,800
3/26/2013	81.76	1,029,400	84,650,230	83.87	1,397,300	117,173,400
3/25/2013	81.52	356,100	29,557,680	83.00	1,962,400	164,687,700
3/22/2013	83.50	349,000	29,159,510	84.68	1,557,000	132,102,500
3/21/2013	84.01	136,300	11,482,690	85.24	1,460,300	124,597,400
3/20/2013	84.50	158,900	13,437,920	85.60	1,062,400	90,846,130
3/19/2013	83.88	256,200	21,606,080	85.50	1,590,700	135,700,600
3/18/2013	84.70	113,700	9,627,710	85.74	1,962,400	167,221,300
3/15/2013	84.20	394,000	33,474,630	84.91	3,065,000	261,537,400

	Sum of Values	8,881,100	717,060,936		53,064,700	4,353,921,850

	Average Price		80.74			82.05

APSIS CONSULTORIA EMPRESARIAL LTDA.	1/2

APPRAISAL REPORT SP-0050/13-02	ATTACHMENT 3 - SUMMARY

PERIOD OF ANALYSIS: 03/15/2013 - 04/26/2013
Shares	AMBV3	AMBV4	Total
Total number of shares	1,757,986,238	1,374,440,294	3,132,426,532
Total number of shares, excluding shares held in treasury	1,757,503,251	1,374,373,304	3,131,876,555
Average share price - R$	80.74	82.05
Value of shares - R$ ’000	141,900,812	112,767,330	254,668,142
Price per Share - R$			81.314872

PERIOD OF ANALYSIS: 03/15/2013 - 04/26/2013
Shares	AMBV3	AMBV4	Total
Shares to be contributed	455,963,491	737,443,505	1,193,406,996
Price per share - R$			81.314872
Total amount - R$ ’000			97,041,737

APSIS CONSULTORIA EMPRESARIAL LTDA.	2/2

ATTACHMENT 4

Glossary

ABL – Gross Leasable Area

ABNT (Associação Brasileira de Normas Técnicas) – Brazilian Technical Standards Association.

Allocated Codes – serial number (grades or weights) to differentiate the quality features of properties.

Allotment – subdivision of a tract of land into lots for buildings with the opening of new thoroughfares, or the extension, modification or expansion of existing ones.

Amortization – systematic allocation of the depreciable value of an asset over its useful life.

Apparent Age – estimated age of a property according to its characteristics and conservation status at the time of inspection.

Asset – a resource controlled by the entity as a result of past events from which future economic benefits are expected for the entity.

Asset Approach – valuation of companies where all assets (including those not accounted for) have their values adjusted to the market. Also known as market net equity.

Base Date – specific date (day, month and year) of application of the assessment value.

Basic Infrastructure – urban rainwater drainage equipment, street lighting, sewage system, drinking water, public and home electricity supply and access routes.

BDI (Budget Difference Income) – a percentage that indicates the benefits and overhead costs applied to the direct cost of construction.

Best Use of the Property – the most economically appropriate use of a certain property according to its characteristics and surroundings, respecting legal limitations.

Beta – a systematic risk measure of a share; price trend of a particular share to be correlated with changes in a given index.

Book Value – the value at which an asset or liability is recognized on the balance sheet.

Building Standard – the quality of the improvements according to the specifications of design, materials, workmanship and performance effectively used in construction.

Business Combination – union of separate entities or businesses producing financial statements of a single reporting entity. Transaction or other event by which an acquirer obtains control of one or more businesses, regardless of the legal form of operation.

Business Risk – uncertainty of realization of expected future returns of the business resulting from factors other than financial leverage.

CAPEX (Capital Expenditure) – fixed asset investments.

Capitalization – conversion of a simple period of economic benefits into value.

CAPM (Capital Asset Pricing Model) – model in which the capital cost for any share or lot of shares equals the risk free rate plus risk premium provided by the systematic risk of the share or lot of shares under investigation. Generally used to calculate the Cost of Equity or the Cost of Shareholder Capital.

Capitalization Rate – any divisor used to convert economic benefits into value in a single period.

Capital Structure – composition of a company’s invested capital, between own capital (equity) and third-party capital (debt).

Cash Flow – cash generated by an asset, group of assets or business during a given period of time. Usually the term is supplemented by a qualification referring to the context (operating, non-operating, etc...).

Cash Flow on Invested Capital – cash flow generated by the company to be reverted to lenders (interest and amortizations) and shareholders (dividends) after consideration of cost and operating expenses and capital investments.

Cash-Generating Unit – smallest identifiable group of assets generating cash inflows that are largely independent on inputs generated by other assets or groups of assets.

Casualty – an event that causes financial loss.

Company – commercial or industrial entity, service provider or investment entity holding economic activities.

1

Conservation Status – physical status of an asset as a result of its maintenance.

Control – power to direct the strategic policy and administrative management of a company.

Control Premium – value or percentage of the pro-rata value of a lot of controlling shares over the pro-rata value of non-controlling shares, which reflect the control power.

Cost – the total direct and indirect costs necessary for production, maintenance or acquisition of an asset at a particular time and situation.

Cost of Capital – Expected rate of return required by the market as an attraction to certain investment funds.

CPC (Comitê de Pronunciamentos Contábeis) - Accounting Pronouncements Committee.

Current Value – value replacement with a new value depreciated as a result of the physical state the property is in.

CVM – Securities and Exchange Commission.

Damage – damage caused to others by the occurrence of flaws, defects, accidents and crimes, among others.

Data Treatment – application of operations to express, in relative terms, the attribute differences between the market data and data of the property being assessed.

Date of Issue – closing date of the valuation report, when conclusions are conveyed to the client.

DCF (Discounted Cash Flow) – discounted cash flow.

D & A – depreciation and amortization.

Dependent Variable – variable to be explained by the independent ones.

Depreciable Value – cost of the asset, or other amount that substitutes such cost (financial statements), less its residual value.

Depreciation – systematic allocation of the depreciable value of an asset during its useful life.

Dichotomous Variable – variable that assumes only two values.

Direct Production Cost – spending on inputs, including labor, in the production of goods.

Discount for Lack of Control – value or percentage deducted from the pro-rata value of 100% of the value of a company that reflects the absence of part or all of the control.

Discount for Lack of Liquidity – value or percentage deducted from the pro-rata value of 100% of the value of a company that reflects the lack of liquidity.

Discount Rate – any divisor used to convert a flow of future economic benefits into present value.

Drivers – value drivers or key variables.

EBIT (Earnings before Interest and Taxes) – earnings before interest and taxes.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) – earnings before interest, taxes, depreciation and amortization.

Economic Benefits – benefits such as revenue, net profit, net cash flow, etc.

Efficient Use – that which is recommendable and technically possible for the location on a reference date, among the various uses permitted by the applicable law, observing surrounding marketing trends.

Electrical Damage Value – estimated cost of the repair or replacement of parts, when the property suffers electrical damage. Values are tabulated in percentages of the Replacement Value and have been calculated through the study of equipment manuals and the expertise in corrective maintenance of Apsis technicians.

Enterprise – set of properties capable of producing revenue through marketing or economic exploitation. It can be: real estate (e.g. subdivision, commercial / residential buildings), real-estate based (e.g., hotel, shopping mall, theme parks), industrial or rural.

Enterprise Value – economic value of the company.

Equity Value – economic value of the equity.

Equivalent Construction Area – constructed area on which the unit cost equivalence of corresponding construction is applied, according to ABNT postulates.

Equivalent Depth – numerical result of the division of a lot area by its main projected front.

2

Expertise – technical activity performed by a professional with specific expertise to investigate and clarify facts, check the status of property, investigate the causes that motivated a particular event, appraise assets, their costs, results or rights.

Facilities – set of materials, systems, networks, equipment and operational support services for a single machine, production line or plant, according to the degree of aggregation.

Fair Market Value – value at which an asset could have its ownership exchanged between a potential seller and a potential buyer, when both parties have reasonable knowledge of relevant facts and neither is under pressure to do so.

Fair Value Less Cost to Sell – value that can be obtained from the sale of an asset or cash-generating unit less sale expenses, in a transaction between knowledgeable, willing and uninterested parties.

FCFF (Free Cash Flow to Firm) – Free cash flow to firm, or unlevered free cash flow.

Financial Lease – that which substantially transfers all the risks and benefits related to the ownership of the asset, which may or may not eventually be transferred. Leases that are not financial leases are classified as operating leases.

Fixed Asset – tangible asset available for use in the production or supply of goods or services, in third-party leasing, investments, or for management purposes, expected to be used for more than one accounting period.

Flaw – anomaly that affects the performance of products and services, or makes them inadequate to the purposes intended, causing inconvenience or material loss to the consumer.

Forced Liquidation – condition on the possibility of a compulsory sale or in a shorter period than the average absorption by the market.

Free Float – percentage of outstanding shares on the company’s total capital.

Frontage – horizontal projection of the line dividing the property and the access road; measurement of the front of a building.

Goodwill – see Premium for Expected Future Profitability.

Homogenization – treatment of observed prices by application of mathematical transformations that express, in relative terms, the differences between market data attributes and those of the property assessed.

Homogenized Area – useful or private area, or built with mathematical treatments for valuation purposes, according to criteria based on the real estate market.

IAS (International Accounting Standards) – principles-based standards, interpretations and the framework adopted by the International Accounting Standards Board (IASB). See International Accounting Standards.

IASB (International Accounting Standards Board) – International Accounting Standards Board. Standard setting body responsible for the development of International Financial Reporting Standards (IFRSs).

Ideal Fraction – percentage owned by each of the buyers (tenants) of the land and of the building’s common items.

IFRS (International Financial Reporting Standards) – International Financial Reporting Standards, a set of international accounting pronouncements published and reviewed by the IASB.

Impairment – see Impairment losses

Impairment Losses (impairment) – book value of the asset that exceeds, in the case of stocks, its selling price less the cost to complete it and expense of selling it; or, in the case of other assets, their fair value less expenditure for sale.

Income Approach – valuation method for converting the present value of expected economic benefits.

Independent Variables – variables that provide a logical content to the formation of the value of the property subject to the assessment.

Indirect Production Cost – administrative and financial costs, benefits and other liens and charges necessary for the production of goods.

Influence Point – atypical point that, when removed from the sample, significantly changes the estimated parameters or the linear structure of the model.

Insurance – risk transfer guaranteed by contract whereby one party undertakes, subject to payment of premium, to indemnify another for the occurrence of casualties covered under the policy.

Insurance Value – value at which an insurance company assumes the risks. Except in special cases, it is not applied to land and foundations.

3

Intangible Asset – identifiable non-monetary asset without physical substance. This asset is identifiable when: a) it is separable, i.e., capable of being separated or divided from the entity and sold, transferred, licensed, leased or exchanged, either alone or together with the related contract, asset or liability; b) it arises from contractual or other legal rights, regardless of whether those rights are transferable or separable from the entity or from other rights and obligations..

Internal Rate of Return – discount rate where the present value of future cash flow is equivalent to the cost of investment.

International Accounting Standards (IAS) – standards and interpretations adopted by the IASB. They include: International Financial Reporting Standards (IFRS) International Accounting Standards (IAS) and interpretations developed by the Interpretation Committee on International Financial Reporting Standards (IFRIC) or by the former Standing Interpretations Committee (SIC).

Invested Capital – the sum of own capital and third-party capital invested in a company. Third-party capital is usually related to debt with interest (short and long-term) and must be specified within the context of the valuation.

Investment Property – property (land, building or building part, or both) held by the owner or lessee under the lease, both to receive payment of rent and for capital appreciation or both, other than for use in the production or supply of goods or services, as well as for administrative purposes.

Investment Value – value for a particular investor based on individual interests in the property in question. In the case of business valuation, this value can be analyzed by different situations, such as the synergy with other companies of an investor, risk perceptions, future performance and tax planning.

Key Money – amount paid by the prospective tenant for signature or transfer of the lease contract, as compensation for the point of sale.

Key Variables – variables that, a priori, and traditionally have been important for the formation of property value.

Levered Beta – beta value reflecting the debt in capital structure.

Liability – present obligation that arises from past events, whereby it is hoped that the settlement thereof will result in the inflow of funds from the entity embodying economic benefits.

Liquidation Value – value of a property offered for sale on the market outside the normal process, i.e. one that would be established if the property were offered for sale separately, taking into account the costs involved and the discount required for a sale in a reduced period.

Liquidity – ability to rapidly convert certain assets into cash or into the payment of a certain debt.

Market Approach – valuation method in which multiple comparisons derived from the sales price of similar assets are adopted.

Market Data – set of information collected on the market related to a particular property.

Marketing Factor – the ratio between the market value of an asset and its reproduction cost less depreciation or replacement cost, which may be higher or lower than 1 (one).

Market Research – set of activities for identification, investigation, collection, selection, processing, analysis and interpretation of results on market data.

Maximum Insurance Value - maximum value of the property for which it is recommendable to insure it. This criterion establishes that the property whose depreciation is greater than 50% should have its Maximum Insurance Value equivalent to twice as much as the Current Value; and the property whose depreciation is with less than 50% should have its Maximum Insurance Value equivalent to the Replacement Value.

Multiple – market value of a company, share or invested capital, divided by a valuation measurement of the company (EBITDA, income, customer volume, etc...).

Net Debt – cash and cash equivalents, net position in derivatives, short-term and long-term financial debts, dividends receivable and payable, receivables and payables related to debentures, short-term and long-term deficits with pension funds, provisions, and other credits and obligations to related parties, including subscription bonus.

Non-Operating Assets – those not directly related to the company’s operations (may or may not generate revenue) and that can be disposed of without detriment to its business.

Null hypothesis in a regression model – hypothesis in which one or a set of independent variables involved in the regression model are not important to

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explain the variation of the phenomenon in relation to a pre-established significance level.

Operating Assets – assets that are basic to the company’s operations.

Operating Lease – that which does not substantially transfer all the risks and benefits incidental to the ownership of the asset. Leases that are not operating leases are classified as financial leases.

Parent Company – an entity that has one or more subsidiaries.

Perpetual Value – value at the end of the projective period to be added on the cash flow.

Point of Sale – intangible asset that adds value to commercial property, due to its location and expected commercial exploitation.

Population – total market data of the segment to be analyzed.

Premium for Expected Future Profitability (goodwill) – future economic benefits arising from assets not capable of being individually identified or separately recognized.

Present Value – the estimated present value of discounted net cash flows in the normal course of business.

Price – the amount by which a transaction is performed involving a property, a product or the right thereto.

Private Area – useful area plus building blocks (such as walls, pillars, etc.) and elevator hallway (in specific cases).

Property – something of value, subject to use, or that may be the object of a right, which integrates an equity.

Qualitative Variables – variables that cannot be measured or counted, only ordered or ranked, according to attributes inherent to the property (e.g., building standard, conservation status and quality of the soil).

Quantitative Variables – variables that can be measured or counted (e.g., private area, number of bedrooms and parking spaces).

Range for Real Estate Valuations – range in the vicinity of the point estimator adopted in the valuation within which to arbitrate the value of the property, provided it is justified by the existence of features that are not contemplated in the model.

Re (Cost of Equity) – return required by shareholders for the capital invested.

Real Estate – property, consisting of land and any improvements incorporated thereto. Can be classified as urban or rural, depending on its location, use or to its highest and best use.

Recoverable Value – the highest fair value of an asset (or cash-generating unit) minus the cost of sales compared with its value in use.

Rd (Cost of Debt) – a measure of the amount paid for the capital earned from third parties, in the form of loans, financing, market funding, among others.

Reference Real Estate – market data with features comparable to the property assessed.

Regression Model – the model used to represent a specific phenomenon, based on a sample, considering the various influencing characteristics.

Remaining Life – a property’s remaining life.

Replacement Cost – a property’s reproduction cost less depreciation, with the same function and features comparable to the property assessed.

Replacement Value for New – value based on what the property would cost (usually in relation to current market prices) to be replaced with or substituted by a new, equal or similar property.

Reproduction Cost – expense required for the exact duplication of a property, regardless of any depreciation.

Reproduction Cost Less Depreciation – a property’s reproduction cost less depreciation, considering the state it is in.

Residual Value – value of new or used asset projected for a date limited to that in which it becomes scrap, considering its being in operation during the period.

Residual Value of an Asset – estimated value that the entity would obtain at present with the sale of the asset, after deducting the estimated costs thereof, if the asset were already at the expected age and condition at the end of its useful life.

Sample – set of market data representative of a population.

Scrap Value – market value of a property’s reusable materials in disabling conditions, without their being used for production purposes.

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Shareholders’ Equity at Market Prices - see Assets Approach.

Statistical Inference – part of statistical science that allows drawing conclusions about the population from a sample.

Subsidiary – entity, including that with no legal character, such as an association, controlled by another entity (known as the parent company).

Supporting Documentation – documentation raised and provided by the client on which the report premises are based.

Survey – evidence of local events through insightful observations in a property and of the factors and conditions that constitute or influence it.

Tangible Asset – physically existing asset, such as land, building, machinery, equipment, furniture and tools.

Technical Report – detailed report or technical clarification issued by a legally qualified and trained professional on a specific subject.

Total Construction Area – resulting from the sum of the real private area and the common area allocated to an independent unit, defined according to ABNT.

Urbanizable Land – land eligible to receive urban infrastructure works aiming at its efficient use, by means of the subdivision, split or implementation of a business.

Useful Area – real private area subtracted from the area occupied by walls and other building blocks that prevent or hinder its use.

Useful Economic Life – the period in which an asset is expected to be available for use, or the number of production or similar units expected to be obtained from the asset by the entity.

Valuation – act or process of determining the value of an asset.

Valuation Methodology – one or more approaches used in developing evaluative calculations for the indication of the value of an asset.

Value at Risk – representative value of the share of the property one wishes to insure and that may correspond to the maximum insurable value.

Value in Use – value of a property in operating conditions in its present state, such as the useful part of an industry, including, where relevant, the costs of design, packaging, taxes, freight and installation.

Value Plan – the graphic representation or listing of generic square meter values of land or of the real estate on the same date.

WACC (Weighted Average Cost of Capital) – model in which capital cost is determined by the weighted average of the market value of capital structure components (own and others).

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